VALHI, INC. AGREES TO SELL WASTE CONTROL SPECIALISTS LLC

DALLAS, TEXAS . . . November 19, 2015 . . . Valhi, Inc. (NYSE:  VHI) announced today that it has entered into a definitive agreement to sell its Waste Control Specialists LLC subsidiary ("WCS") to Rockwell Holdco, Inc. ("Rockwell"), the parent company of EnergySolutions, Inc., for consideration at closing consisting of $270 million in cash, $20 million face amount in Series A Preferred Stock of Rockwell plus the assumption of approximately $77 million in indebtedness of WCS.  Additionally, Rockwell and its affiliates will assume all financial assurance obligations related to the WCS business.  Completion of the sale is subject to certain customary closing conditions including the receipt of U.S. anti-trust approval.  The proceeds from the sale would be available to Valhi's general corporate purposes and is expected to close in the first half of 2016, assuming all closing conditions are satisfied.  There can be no assurance that any such sale would be completed.

The purchase agreement has been approved by the Valhi Board of Directors and the Rockwell Board of Directors.  Rockwell is owned by Energy Capital Partners, a private equity firm focused on investing in North America's energy infrastructure.

Stephens Inc. is acting as financial advisor to the Valhi Board of Directors.

Steven L. Watson, Chairman of the Board and Chief Executive Officer of Valhi, said, "The sale of Waste Control Specialists to Rockwell will expand the range of services available to its customers, while providing Valhi the opportunity to deploy the cash proceeds from the sale to take advantage of growth opportunities in its remaining businesses.  The continuing equity interest in Rockwell, the parent company of the combined businesses, will allow Valhi to participate in the benefits of the combination."

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' titanium dioxide pigment ("TiO2") operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as energy, ore, zinc, brass and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);
•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Decisions to sell assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;

•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria (such as Kronos' ability to utilize its German and Belgium net operating loss carryforwards);
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);
•	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);
•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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